Exhibit 10.18
     SEPARATION AGREEMENT AND RELEASE
     This Separation Agreement and Release is between JAMES J. BENARD, a resident of Fort Bend County, Texas (the “Employee”), and CARRIAGE SERVICES, INC., a Delaware corporation (the “Company”).
     The Employee and the Company agree as follows:
     1. The Employee’s employment with the Company and/or one or more of its affiliates (the Company, together with its affiliates, being hereafter collectively referred to as “Carriage”), has terminated or will terminate effective as of July 17, 2006 (the “Separation Date”) as a result of the Employee’s voluntary resignation. The Employee shall be entitled to receive all base compensation, benefits and accrued vacation, if any, through the Separation Date, but not thereafter. Simultaneously with the parties’ execution of this Agreement, the Employee shall tender his resignation, effective as of the Separation Date, as Regional Managing Partner of, together with any and all other positions he may hold with, the Company. He shall also tender his resignation as director and officer of or any other capacity with all other Carriage entities of which he may serve in any such capacity.
     Provided the Employee does not revoke this Agreement as provided in Section 15 hereof, the Company shall pay the Employee the sum of $165,000, less applicable withholdings (the “Severance Payments”). The Severance Payments shall be payable to the Employee in nineteen (19) equal bi-weekly installments in the amount of $8,461.54 each, beginning on the next regularly scheduled payroll date of the Company after the Company’s receipt from the Employee of a properly completed and signed Non-Revocation Statement in the form attached as
Exhibit A hereto (the “Non-Revocation Statement”), and continuing on each succeeding payroll date thereafter, until paid in full; with a twentieth and final installment in the amount of $4,230.74 on the next regularly scheduled payroll date thereafter. In addition, provided Employee does not so revoke, the remaining 5,000 shares of the Company’s Common Stock not yet vested under

Employee’s stock bonus grant on January 9, 2003 shall become fully vested in accordance with the letter agreement of even date herewith.
     2. Additionally, provided the Employee complies with this Agreement and does not revoke it as provided in Section 15 hereof, if following the Separation Date the Employee becomes eligible to elect continuation coverage under the Consolidated Omnibus Budget Reconciliation Act (COBRA) and properly elects such coverage, the Company shall reimburse the Employee or pay on his behalf the amount of the premiums under COBRA for the Company’s group health and hospitalization insurance coverage which the Employee has in effect as of the Separation Date, up to a maximum of $800 per month, for the period beginning on the effective date of election and continuing through the earlier to occur of (i) whenever the Employee thereafter obtains or is eligible to obtain replacement coverage or (ii) April 16, 2007.
     3. In consideration for the Severance Payments, the Employee hereby discharges and releases Carriage and Carriage’s past, present and future stockholders, directors, officers, trustees, partners, employees, insurers, agents, successors and assigns (collectively, “Released Parties”) from any claim, demand, and/or cause of action whatsoever, whether vicarious, derivative, or direct, presently known or unknown, whether sounding in contract, tort or otherwise, under common law or by statute or regulation, that is based upon facts arising prior to the date hereof with respect to any matter or action related to the Employee’s employment with, termination from, and/or affiliation with Carriage, or in connection with any statements made or actions taken in connection with such employment relationship or its termination, including, but not limited to, any claims under the Age Discrimination in Employment Act of 1967, the Americans With Disabilities Act of 1990, the Civil Rights Act of 1964 (Title VII), the Civil Rights Act of 1991, the Family and Medical Leave Act of 1993, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, the Pregnancy Discrimination Act, the Fair Credit Reporting Act, and the Texas Labor Code, all as amended and in effect on the date hereof, and all claims based on the existence of any contract; breach of any duty or covenant of good faith and fair dealing; slander; defamation; invasion of privacy; detrimental reliance; intentional or negligent infliction of emotional distress; duress; promissory estoppel; negligent misrepresentation; intentional misrepresentation or fraud; assault; battery; conspiracy; negligent hiring, retention, or supervision; any alleged act of harassment or intimidation; or any other claim arising under employment-related statutes, laws, rules and regulations.
     4. This Agreement is not a suggestion of or an admission of any wrongdoing or liability on the part of any party. The Employee does not waive any rights or claims that may arise after the date hereof.
     5. Except as provided below, this Agreement supersedes and extinguishes the Employment Agreement between the parties dated January 1, 2001, as amended by Amendment No. 1 effective January 1, 2004 (as amended, “Prior Employment Agreement”), as well as any other employment agreement and/or bonus or incentive compensation plan or arrangement, if any, entered into between the Employee and Carriage. Without limiting the generality of the foregoing, and as additional inducement to Employee to enter into and perform this Agreement (provided he does not revoke it), this Agreement supersedes and extinguishes Section 8 (Restrictive Covenants) of the Prior Employment Agreement, from which he shall be released hereby. Notwithstanding the foregoing, however, this Agreement does not affect or supersede Section 6 (Certain Additional Matters) or 9 (Confidential Information) of the Prior Employment Agreement, each of which is hereby ratified and confirmed and shall remain in full force and effect for the respective periods therein specified in accordance with their respective terms.
     6. The Employee agrees and covenants not to sue or participate in any suit, charge or proceeding of any kind against Carriage or any of the other Released Parties, based upon any claim, demand, and/or cause of action whatsoever, presently known or unknown, that is based upon facts arising prior to the date hereof with respect to any matter or action related to the

Employee’s employment, termination from, leave of absence with, request to return to work to, and/or affiliation with Carriage, or in connection with any statements made or actions taken in connection with such employment relationship or its termination.
     7. Group health insurance benefits will continue only through the Separation Date. Subject to Section 2 above, after the Separation Date, the Employee is entitled to continue the Employee’s group health insurance coverage at his own expense, in accordance with applicable law.
     8. After the Separation Date, Employee agrees to make himself available to answer questions and provide information and assistance with respect to matters in which he was involved during his employment with Carriage. The foregoing will be provided only when requested by Carriage, at no out-of-pocket cost to Employee, when Employee is reasonably available to provide such assistance, and in such a way as to not unreasonably interfere with any new employment he may obtain.
     9. The parties acknowledge that the Employee has been employed by the Company in a key executive and management positions with Carriage, in which capacities he has had access to and has actual possession of material inside information concerning Carriage’s operations (including but not necessarily limited to its cemetery and combination operations and related sales and marketing programs), and that the disclosure or use of any information obtained by Employee could materially and irreparably harm Carriage’s interests. Regardless of whether Employee accepts the other provisions of this Agreement, and without limiting the generality of Section 9 of the Prior Employment Agreement, Employee acknowledges that it is and will remain his fiduciary duty to preserve the confidentiality of all of this information, including all market analyses, standards and models, portfolio profiles, employee and location assessments, financial statements and data, files, documents, studies and presentations, customer lists and files, lists of suppliers and vendors, contracts, contract information, brochures, catalogs, training materials, computer tapes and diskettes or other portable media, computer-readable files and data stored on any form of storage media whether portable or installed, and data processing reports, business records, personnel data, lists of employees, salary and benefits information and any and all other documents or property over which the Employee had possession of or control over during the course of the Employee’s employment with Carriage (all of the foregoing, regardless of form and whether or not labeled as confidential, being hereafter collectively referred to as “Information”), and Employee therefore agrees not to disclose or use the Information in any manner or for any purpose, even after the Separation Date, for so long as the confidential nature thereof shall continue (excluding any disclosure by Employee in breach hereof). In addition, whether or not the Employee accepts the terms of this Agreement, the Employee must return to the Company by no later than the close of business on the Separation Date, or as soon thereafter as is possible with respect to any items not then immediately available, any and all items of the Company’s property, including without limitation keys, computers, cell phones, software, calculators, equipment, credit cards, forms, files, manuals, correspondence, contracts, contract information, brochures, catalogs, training materials, computer tapes and diskettes or other portable media, computer-readable files and data stored on any form of storage media whether portable or installed, and data processing reports, and any and all other documents or property over which the Employee had possession of or control over during the course of the Employee’s employment with Carriage. In the event it appears that the Employee will be compelled by law or judicial process to disclose any Information, to avoid potential liability the Employee must notify the Company’s Chief Executive Officer in writing immediately upon the Employee’s receipt of a subpoena or other legal process. The Employee further agrees not to disclose or cause to be disclosed the terms of this Agreement, or the fact that this Agreement exists, except to the Employee’s attorneys and/or tax advisors or to the extent otherwise required by law. Employee acknowledges that all materials and other copyrightable works and subject matter

(regardless of whether or not constituting “Information”) produced by or for Carriage (regardless of whether by the Employee or others, and regardless of whether or not denoted as copyrighted material) are owned by and proprietary to Carriage and may not be used or reproduced in whole or in part without Carriage’s written permission. Employee also agrees not to make any disparaging remarks regarding Carriage or any of the other Released Parties referred to herein.
     10. This Agreement contains the entire agreement between the Employee and the Company and cannot be changed, modified, or amended without a written agreement signed by the Employee and the Company.
     11. This Agreement is made and shall be enforced pursuant to the laws of the State of Texas.
     12. Should any part of this Agreement be found to be void, that determination will not affect the remainder of the Agreement.
     13. The Employee waives any right to reinstatement as an employee or any future employment relationship with Carriage following separation from Carriage.
     14. The offer made by the Company herein will expire at 12:01 a.m. on the twenty-first day following the date of the offer made herein. The Employee may accept this offer at any time prior to the expiration by signing this Agreement.
     15. This Agreement has been entered into voluntarily by the Employee and not as a result of coercion, duress, or undue influence, economic or otherwise. The Employee acknowledges that he has read and fully understands the terms of this Agreement, has been advised to consult with an attorney before executing this Agreement, and the Severance Payments recited in Section 2 are in excess of that to which the Employee might otherwise be entitled to receive from the Company. The Employee represents that he has been given adequate time to consider the terms of the separation as described herein. Following Employee’s execution of this Agreement, the Employee shall have a period of seven (7) days to revoke this

Agreement (other than Section 9 above) by delivering to the Company, at its address shown opposite its signature hereof, a written notice revoking this Agreement and specifically referring to the right to do so under this Section 15. If the Employee desires not to so revoke, the Employee will deliver the Non-Revocation Notice after expiration of such seven-day period. Failure to deliver any notice within such seven-day period shall constitute a lapse of the Employee’s right to revoke, but the Company’s obligation to pay the Severance Payments shall nonetheless remain subject to receipt from the Employee of the signed Non-Revocation Statement. If the Employee revokes this Agreement as aforesaid, the Employee shall forefeit all rights hereunder, including any right to receive the Severance Payments, the release of his obligation under Section 8 of the Prior Employement Agreement or the acceleration of the unvested portion of his shares under his stock bonus grant.
Address:

/s/ James J. Benard

11 Waters Lake Blvd.	JAMES J. BENARD
Missouri City, Texas 77459-6438

Date 8/2/06

3040 Post Oak Blvd, Suite 300	CARRIAGE SERVICES, INC.
Houston, Texas 77056

	By:	/s/ Melvin C. Payne

MELVIN C. PAYNE, Chairman and
Chief Executive Officer

Date 8/10/06

EXHIBIT A
NON-REVOCATION STATEMENT
     I, JAMES J. BENARD, acknowledge that at least seven (7) days has expired since the execution of the Separation Agreement and Release between me and Carriage Services, Inc., a Delaware corporation, on the 2nd day of August, 2006, and I knowingly and voluntarily elect not to revoke this Separation Agreement and Release.
     EXECUTED this 10 day of August, 2006.

/s/ James J. Benard

JAMES J. BENARD

July 27, 2006
Mr. James J. Benard
11 Waters Lake Blvd.
Missouri City, Texas 77459-6438
Re:     Restricted Stock Agreement Under Carriage Services, Inc.
          1995 Stock Incentive Plan
Dear Mr. Benard:
     Reference is made to the Restricted Stock Agreement dated on or about January 9, 2003 (the “2003 Agreement”), under which you were granted 20,000 shares (“Restricted Shares”) of the Common Stock, $.01 par value, of Carriage Services, Inc., a Delaware corporation (the “Company”), subject to the restrictions contained in the 2003 Agreement. Capitalized terms used but not defined herein shall have the meanings given such terms in the 2003 Agreement.
     Of the Restricted Shares, 15,000 have vested and the remaining 5,000 (the “Unvested Shares”) remain subject to forfeiture. In connection with your resignation of employment effective as of July 17, 2006 with the Company and its subsidiaries pursuant to the Separation Agreement and Release dated on or about the date hereof (“Separation Agreement”), this evidences the agreement between you and the Company that the Restrictions on all of the Unvested Shares shall lapse effective as of the date of your resignation. Consequently, the Restrictions described in Section 4 of the 2003 Agreement are hereby terminated, and the Unvested Shares shall not be subject to forfeiture as described in Section 5 of the 2003 Agreement.
     The foregoing is subject in all respects to the effectiveness and validity of the Separation Agreement, and if for any reason the Separation Agreement is terminated, including without limitation your revocation thereof, then this letter agreement shall be null and void and the Restrictions, forfeiture conditions and other terms and provisions of the 2003 Agreement shall automatically be reinstated.
     This letter agreement shall constitute an amendment to the 2003 Agreement. In accordance with Section 9 of the 2003 Agreement, the Company represents to you that the Compensation Committee of its Board of Directors has consented to this amendment.

Mr. James J. Benard
July 27, 2006

     This letter has no effect on the Restricted Stock Agreement dated on or about February 3, 2005. Any shares not vested thereunder as of the effective date of termination of your employment shall be forfeited as provided in such Agreement.
     This letter agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and assigns.
     If the foregoing accurately reflects the agreement between you and the Company with respect to the subject matter hereof, please evidence that agreement by signing in the space provided below.

Very truly yours,

CARRIAGE SERVICES, INC.

	By	/s/ Melvin C. Payne

MELVIN C. PAYNE, Chairman and
Chief Executive Officer

AGREED TO AND ACCEPTED
Effective this 27 day of July, 2006:

/s/ James J. Benard
JAMES J. BENARD

July 17, 2006
The Board of Directors
Carriage Services, Inc.
Gentlemen:
     I hereby resign as Regional Managing Partner for Cemetery/Combination Operations and as any other officer of, and from any and all other positions I may hold with, the consolidated subsidiaries of Carriage Services, Inc., a Delaware corporation, including those reflected on Schedule I hereto.

Very truly yours,

/s/ James J. Benard
James J. Benard

SCHEDULE I

Name	Incorporation
Carriage Funeral Holdings, Inc.	Delaware
Carriage Holding Company, Inc.	Delaware
CFS Funeral Services, Inc.	Delaware
Carriage Cemetery Services, Inc.	Texas
Carriage Services of Oklahoma, L.L.C.	Oklahoma
Carriage Team Florida (Cemetery), LLC	Delaware
Carriage Team Florida (Funeral), LLC	Delaware
Carriage Municipal Cemetery Services of Nevada, Inc.	Nevada
Carriage Investments, Inc.	Delaware